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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF R. READ HUDSON]

                                          August 22, 2001

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999

      Re: Tyson Foods, Inc. --
          Registration Statement on Form S-4

Ladies and Gentlemen:

   I am Secretary and Corporate Counsel of Tyson Foods, Inc., a Delaware corporation ("Tyson"), and have participated in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by Tyson with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance of shares of Class A Common Stock, par value $.10 per share, of Tyson ("Tyson Class A Common Stock") in connection with the acquisition by Tyson of IBP, inc., a Delaware corporation ("IBP"), pursuant to the Agreement and Plan of Merger dated as of January 1, 2001 among Tyson, Lasso Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Tyson ("Merger Sub"), and IBP, as modified by the Stipulation and Order dated June 27, 2001 (the "Stipulation") (as modified by the Stipulation, the "Merger Agreement").

   Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the merger contemplated thereby (the "Effective Time"), (a) IBP will be merged with and into Merger Sub (the "Merger") with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Tyson and (b) each outstanding share of Common Stock, par value $.05 per share, of IBP (the "IBP Shares") will be converted into the right to receive a number of shares of Tyson Class A Common Stock determined as set forth below (the "Exchange Ratio"):

    (i)If the Average Tyson Common Stock Price (as defined below) is equal to or greater than $15.40, the Exchange Ratio shall be 1.948 shares of Tyson Class A Common Stock;

   (ii)If the Average Tyson Common Stock Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Tyson Common Stock Price; and

  (iii)If the Average Tyson Common Stock Price is equal to or less than $12.60 the Exchange Ratio shall be 2.381 shares of Tyson Class A Common Stock.

For purposes of this opinion letter, "Average Tyson Common Stock Price" means the average of the closing price per share of Tyson Class A Common Stock on the New York Stock Exchange, Inc. at the end of the regular session as reported on the Consolidated Tape, Network A for the fifteen consecutive trading days ending on the fifth trading day immediately preceding the Effective Time. The shares of Tyson Class A Common Stock to be issued in the Merger are hereinafter collectively referred to as the "Tyson Shares."

   This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

   In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, certificates, instruments and records, and have conducted such other investigations of fact and law, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

   Based upon and subject to the foregoing, I am of the opinion that the issuance of the Tyson Shares in the Merger has been duly authorized and, when
(i) the Registration Statement becomes effective; (ii) the Merger becomes effective; and (iii) certificates representing the Shares in the form of the specimen certificates examined by me have been duly executed and delivered in exchange for issued and outstanding IBP Shares as provided in the Merger Agreement, the Tyson Shares will be validly issued, fully paid and nonassessable.

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Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999
August 22, 1001
Page 2

   I am a member of the Bar of the State of Arkansas and the foregoing opinion is limited to the laws of the State of Arkansas, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

   I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the references to me contained in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /S/ R. READ HUDSON

                                          R. Read Hudson

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